SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED MARCH 16, 2006
(TO PROSPECTUS DATED MARCH 8, 2006)

                                 $902,091,850
                                 (Approximate)

                                  CWMBS, INC.
                                   Depositor

                          [LOGO OMITTED] Countrywide (R)
                          ------------------------------
                                  HOME LOANS
                              Sponsor and Seller

                      Countrywide Home Loans Servicing LP
                                Master Servicer

                   CHL Mortgage Pass-Through Trust 2006-TM1
                                Issuing Entity

              Mortgage Pass-Through Certificates, Series 2006-TM1

         This Supplement revises the Prospectus Supplement dated March 16, 2006 to the Prospectus dated March 8, 2006 with respect to the above captioned series of certificates as follows:







                    [text continues on the following page]











                      Countrywide Securities Corporation

                The date of this Supplement is March 17, 2006.

1. On page S-13 of the Prospectus Supplement, the sentence under the subheading "Principal Reserve Fund" is revised by deleting the words "as a prepayment of principal".

2. On page S-65 of the Prospectus Supplement, the definition of "Principal Prepayment Amount" is revised by adding the word "and" immediately following the comma in the first bullet point and deleting the second bullet point in its entirety.

3. On page S-68 of the Prospectus Supplement, the definition of "Principal Amount" is revised by the following:

     (i) deleting the word "and" from clause 5.;

     (ii) deleting the period immediately following the word "Amount" in clause 6. and replacing it with ", and"; and

     (iii) inserting a new clause 7. immediately following clause 6. as follows:

     7. with respect to the first Distribution Date, all amounts on deposit in the Principal Reserve Fund.

4. On page S-69 of the Prospectus Supplement, the definition of "Senior Principal Distribution Amount" is revised by adding a new bullet point immediately preceding the first bullet point as follows:

o with respect to the first Distribution Date, all amounts on deposit in the Principal Reserve Fund,

5. On page S-72 of the Prospectus Supplement, the second paragraph under the heading "Principal Reserve Fund" is revised by deleting the words "as a principal prepayment".